Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: October 2 @ 1:15 P.M. PT

ACTEL ANNOUNCES FORMATION OF SPECIAL COMMITTEE
TO REVIEW STOCK OPTION PRACTICES

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced that it has commenced a voluntary review of its historical stock option granting practices. A Special Committee of Actel’s Board of Directors, comprised of independent directors, is leading this effort and has retained independent legal counsel to assist in the review. Actel also voluntarily informed the staff of the Securities and Exchange Commission (SEC) about the internal review.

Actel further disclosed that a complaint was filed on August 30, 2006, in the United States District Court for the Northern District of California by Frank Brozovich, derivatively on behalf of Actel, against certain of its officers and directors. The derivative action relates to certain stock options grants that were allegedly backdated.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

A Special Committee of the Board of Directors is conducting a voluntary review of Actel’s historical stock option granting practices and any related accounting issues. There can be no assurance that the outcome of that review will not result in a change to or restatement of financial results provided by Actel for any period. In addition, the review and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for Actel resulting from any accounting adjustments or other factors.

About Actel

Actel Corporation is the leader in single-chip field programmable gate array (FPGA) solutions. The company is traded on the NASDAQ National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

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